Pursuant to the Fund's procedures adopted under Rule
10f-3, the Fund's Board of Directors/Trustees receives a quarterly report in the form of a checklist as to the satisfaction of the applicable conditions of paragraph
(c)(1) through (c)(8) of Rule 10f-3.

Fund
Multi Asset Real Return
Issuer
Nippon Prologis REIT Inc
Ticker/Sedol
3283 JP (B98BC67)
Principal Amount (US$)
$311,254,116
Principal Amount (Foreign$)
JPY 34,314,210,000
Amount Purchased (US$)
$22,734.36
Amount Purchased (Foreign$)
JPY 2,506,350
Trade Date
7/31/2017
Price (US$)
$2066.76
Price-Foreign
JPY 227,850
Underwriter
Goldman Sachs & Co
  Other Syndicate Members:
SMBC Nikko Capital Markets Ltd, SMBC Nikko Securities Inc., Goldman Sachs International, J.P. Morgan Securities PLC, Merrill Lynch International Ltd, Mitsubishi UFJ Morgan Stanley Securities Co., Morgan Stanley & Co. International PLC, Nomura Securities Co. Ltd, Goldman Sachs (Japan) Ltd.
Underwriting Spread
3.21%
Currency
JPY